                                   $25,000,000

                                CREDIT AGREEMENT

                                 BY AND BETWEEN

                       MIDAMERICAN REALTY SERVICES COMPANY

                                   AS BORROWER

                                       AND

                             LA SALLE NATIONAL BANK

                                    AS LENDER

                          DATED AS OF NOVEMBER 12, 1998


===============================================================================

                                TABLE OF CONTENTS

SECTION 1.    THE REVOLVING CREDIT
         Section 1.1.   Reducing Revolving Credit
         Section 1.2.   Loans
         Section 1.3.   Manner and Disbursement of Borrowing

SECTION 2.    INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCE
         Section 2.1.   Interest Rate Options
         Section 2.2.   Minimum Amounts
         Section 2.3.   Computation of Interest
         Section 2.4.   Manner of Rate Section
         Section 2.5.   Change of Law
         Section 2.6.   Unavailability of Deposits or Inability to Ascertain
                          Adjusted LIBOR
         Section 2.7.   Taxes and Increased Costs
         Section 2 8.   Change in Capital Adequacy Requirements
         Section 2.9.   Funding Indemnity
         Section 2.10.  Lending Branch
         Section 2.11.  Discretion of Lender as to Manner of Funding
         Section 2.12.  Lender's Duty to Mitigate

SECTION 3.     FEES, PREPAYMENTS AND PAYMENTS
         Section 3.1.   Closing Fee
         Section 3.2.   Commitment Fee
         Section 3.3.   Mandatory Prepayments
         Section 3.4.   Voluntary Prepayments
         Section 3.5.   Commitment Reduction
         Section 3.6.   Place and Application of Payments and Collections
         Section 3.7.   Notations

SECTION 4.    DEFINITIONS, INTERPRETATION
         Section 4.1.   Definitions
         Section 4.2.   Interpretation

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 5.1.   Organization ; Power and Authority
         Section 5.2.   Authorization, Etc.
         Section 5.3.   Disclosure
         Section 5.4.   Organization and Ownership of Shares of Subsidiaries;
                          Affiliates
         Section 5.5.   Financial Statements
         Section 5.6.   Compliance with Laws, Other Instruments, Etc.
         Section 5.7.   Governmental Authorizations, Etc.
         Section 5.8.   Litigation; Observance of Agreements; Statutes and
                          Orders
         Section 5.9.   Taxes
         Section 5.10.  Title to Property Leases.


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

         Section 5.11.  Licenses, Permits, Etc.
         Section 5.12.  Compliance with ERISA
         Section 5.13.  Existing Debt; Future Liens
         Section 5.14.  Foreign Assets Control Regulations, Etc.
         Section 5.15.  Status under Certain Statutes
         Section 5.16.  Environmental Matters
         Section 5.17.  Issuance of Senior Note
         Section 5.18.  Full Disclosure
         Section 5.19.  Margin Stock
         Section 5.20.  Year 2000


SECTION 6.    CONDITIONS PRECEDENT
         Section 6.1.   All Advances
         Section 6.2.   Initial Advance

SECTION 7.    COVENANTS
         Section 7.1.   Financial and Business Information
         Section 7.2.   Officer's Certificate
         Section 7.3.   Inspection
         Section 7.4.   Compliance with Law
         Section 7.5.   Insurance
         Section 7.6.   Maintenance of Properties
         Section 7.7.   Payment of Taxes
         Section 7.8.   Corporate Existence, Etc.
         Section 7.9.   Consolidated Net Worth
         Section 7.10.  Interest Charges Coverage Ratio
         Section 7.11.  Incurrence of Debt
         Section 7.12.  Priority Debt
         Section 7.13.  Restricted Payments and Restricted Investments
         Section 7.14.  Liens
         Section 7.15.  Mergers, Consolidations, Etc.
         Section 7.16.  Sale of Assets, Etc.
         Section 7.17.  Line of Business
         Section 7.18.  Transactions with Affiliates
         Section 7.19.  Amendment to Certificate of Incorporation
         Section 7.20.  Use of Proceeds
         Section 7.21.  Pari Passu Rank with other Senior Debt

SECTION 8.    EVENTS OF DEFAULT AND REMEDIES
         Section 8.1.   Events of Default
         Section 8.2.   Non-Bankruptcy Default Remedies
         Section 8.3.   Bankruptcy Default Remedies

SECTION 9.    MISCELLANEOUS
         Section 9.1.   Holidays



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

         Section 9.2.   No Waiver, Cumulative Remedies
         Section 9.3.   Waivers, Modifications and Amendments
         Section 9.4.   Costs and Expenses
         Section 9.5.   Documentary Taxes
         Section 9.6.   Survival of Representations
         Section 9.7.   Survival of Indemnities
         Section 9.8.   Notices
         Section 9.9.   Headings
         Section 9.10.  Severability of Provisions
         Section 9.11.  Counterparts
         Section 9.12.  Binding Nature, Governing Law, Etc.
         Section 9.13.  Entire Understanding
         Section 9.14.  Participation
         Section 9.15.  Confidentiality
         Section 9.17.  Waiver of Jury Trial



                                       iv
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                                CREDIT AGREEMENT

TO:  La Salle National Bank, as Lender

Ladies and Gentlemen:

         The undersigned, an Iowa corporation (the "Company"), applies to the Lender for your commitment, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make credit accommodations available to the Company, all as more fully hereinafter set forth.

SECTION 1.  THE REVOLVING CREDIT.

         Section 1.1. Reducing Revolving Credit. Subject to the terms and conditions hereof, the Lender agrees to extend a reducing revolving credit (the "Reducing Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Lender to extend credit under the Revolving Credit shall expire. The maximum amount of Reducing Revolving Credit which the Lender agrees to extend to the Company shall be the amount set forth opposite each respective period of time under the definition "Reducing Revolving Credit Commitment," as such amount may be further reduced pursuant to Section 3.5 hereof. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Reducing Revolving Credit Commitment by borrowing, repaying and reborrowing Loans in whole or in part. The Lender shall not under any circumstances be obligated to extend credit under the Revolving Credit in excess of the Reducing Revolving Credit Commitment then in effect.

         Section 1.2. Loans. Subject to the terms and conditions hereof, the Reducing Revolving Credit may be availed of by the Company in the form of loans (individually a "Loan" and collectively the "Loans"). Each Loan shall be in a minimum amount of $100,000 (subject to the provisions of Section 2 hereof which require different minimum amounts in the case of Loans bearing interest with reference to Adjusted LIBOR). Each advance made by the Lender of a Loan shall be made against and evidenced by a Reducing Revolving Credit Note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note") payable to the order of the Lender in the principal amount of the Reducing Revolving Credit Commitment. The Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of any Note shall be the sum of all advances theretofore made under this Section less all payments of principal actually received.

         Section 1.3. Manner and Disbursement of Borrowing. The Company shall give written or telephonic notice to the Lender (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Des Moines time) on the date the Company requests that any Loan be made to it under the Reducing Revolving Credit Commitment. Each such notice shall specify the date of the Loan requested (which shall be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has otherwise timely elected a LIBOR Portion as provided in Section 2 hereof. The Company agrees that the Lender may rely upon any written or telephonic notice given by any person the Lender in good faith believes is an Authorized Representative without the necessity of independent investigation (other than reference to the list provided to the Lender pursuant to Section 6.2 hereof or any update or notice with respect thereto) and in the event any telephonic notice conflicts with any written confirmation, such notice shall govern if the Lender has acted in reliance thereon. Not later than 2:30 p.m. (Des Moines time) on the date specified for any Loan to be made by the Lender hereunder, subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Lender in Chicago, Illinois, in immediately available funds.

SECTION 2.  INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCE.

Section 2.1.  Interest Rate Options.

         (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate ("Domestic Rate Portions") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to another. Anything contained herein to the contrary notwithstanding, the obligation of the Lender to create, maintain or effect by conversion a LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company promises to pay interest on each Portion at the rates and times specified in this Section 2.

         (b) Domestic Rate Portion. Each Domestic Rate Portion applicable to the Note shall bear interest (which the Company promises to pay at the times herein provided) at the rate per annum equal to the Domestic Rate as in effect from time to time plus the Domestic Rate Margin; provided that if any Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof at the rate per annum determined by adding two percent (2%) per annum to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Domestic Rate Portion shall be payable monthly on the last day of each month (commencing November 30, 1998) and at maturity of the Note (whether by lapse of time, acceleration or otherwise). Interest after maturity shall be due and payable upon demand. Any change in the interest rate on any Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective as of the date of the relevant change in the Domestic Rate. Lender shall not be obligated to give notice to Company of any change in the Domestic Rate.

         (c) LIBOR Portions. Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum determined by adding the then applicable LIBOR MARGIN determined at the rates and times specified in Section 2.4(b) to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding two percent (2%) per annum to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion of the applicable Note and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion of the applicable Note after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and at maturity (whether by lapse of time, acceleration or otherwise), and with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, then on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall notify the Lender on or before 11:00 a.m. (Des Moines time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Lender of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Lender, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion of the applicable Note as of and on the last day of such Interest Period.

         (d) Conversion to Fixed Rate. The Company may convert, at any time and from time to time, all or any portion of the outstanding Loans to a fixed rate, for a term not extending beyond the Termination Date for all or any portion of the period ending on or before the Termination Date pursuant to a Swap Transaction and on terms and conditions acceptable to the Lender (including a prepayment penalty if any). Lender acknowledges that $12,500,000 of the Loans are presently subject to a Swap Transaction with the Lender. The Lender agrees that so long as any Swap Transaction between the Company and the Lender provides for payments of interest to the Company based on LIBOR that is not adjusted by the Reserve Percentage, then to the extent of the LIBOR Portion of Loans not in excess of the dollar amount of such Swap Transaction, no adjustment for the Reserve Percentage to LIBOR under this agreement shall be made for the purpose of determining the interest rate under Section 2.1 (c) and no increased costs shall be payable with respect to such LIBOR Portion of Loans under Section 2.7 resulting from any changes affecting the Reserve Percentage.

         Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $250,000 or such greater amount, which is an integral multiple of $50,000.

         Section 2.3. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

         Section 2.4.  Manner of Rate Selection.

         (a) The Company shall notify the Lender (i) by 11:00 a.m. (Des Moines time) at least two (2) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into the Domestic Rate Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests shall be written and may be given by facsimile.

         (b) The applicable LIBOR Margin shall be the per annum percentage amount set forth opposite the then current Cash Flow Leverage Ratio of the Company at the time the Company provides its notice to the Lender pursuant to subparagraph (a) above:



        Cash Flow Leverage Ratio                               LIBOR Margin
        ------------------------                               ------------

        Less than 2.00:1                                       1.00%

        2.00:1 and greater, but not greater than 2.5:1         1.25%

        Greater than 2.5:1 but not greater than 2.75:1         1.375%

        Greater than 2.75:1 but not greater than 3.00:1        1.625%

        Greater than 3.00:1 but not greater than 3.5:1         1.75%

        Greater than 3.5:1                                     2.00%

         The LIBOR Margin so determined shall remain the same throughout the Interest Period selected notwithstanding any subsequent change in the Cash Flow Leverage Ratio. The Cash Flow Leverage Ratio shall be calculated by the Company as of the last day of each fiscal quarter and shall remain in effect until thirty days after the end of the next fiscal quarter, or if sooner, the date Company furnishes its certified calculation of the Cash Flow Leverage Ratio as at the fiscal quarter then ended pursuant to Section 7.2 hereof.

         Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or of the Note, if at any time the Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Company and the obligation of the Lender to create or continue to maintain such LIBOR Portion under this Agreement shall terminate on the last day of the then current applicable Interest Period or Periods (or, if earlier, the last day on which the Lender can lawfully create or continue to maintain any LIBOR Portion) until it is no longer unlawful for the Lender to create or continue to maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Lender with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected LIBOR Portion into the Domestic Rate Portion available hereunder, subject to the terms and conditions of this Agreement and no prepayment of principal or other payment with respect thereto (other than payment of interest on the regularly scheduled interest payment date or dates) shall be required.

         Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provisions of this Agreement or of the Note, if prior to the commencement of any Interest Period:

         (a) the Lender shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Lender; or

         (b) the Lender shall determine that by reason of circumstance beyond the Lender's reasonable control adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, or

         (c) the Lender in good faith shall determine that the Company shall have failed to comply with requirements of Section 2.4 (b) and Section
         7.2 (b) regarding the certification or calculation of the LIBOR MARGIN.

then the Lender shall promptly give notice thereof to the Company and the obligations of the Lender to create, continue or effect by conversion any LIBOR Portion, in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market, adequate and reasonable means exist for ascertaining Adjusted LIBOR, or the Company shall have complied with the requirements of Section 2.4 (b) and Section 7.2 (b) hereof.

         Section 2.7. Taxes; Increased Costs. With respect to any LIBOR Portion, if the Lender shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Lender or its lending branch or the LIBOR Portion contemplated by this Agreement (whether or not having the force of law), in each case after the date hereof, shall:

         (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets, held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion; or

         (ii) subject the Lender, any LIBOR Portion or the Note to the extent it evidences such Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such Portion, except any franchise tax or any taxes as may be measured by the overall net income or gross receipts of the Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Lender or its lending branch is located, or taxes in substitution thereof .

And the Lender shall reasonably determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then within fifteen (15) days after demand by the Lender, the Company shall pay to the Lender from time to time as specified by such Lender such additional amounts as the Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, however, that the Company shall not be required to pay such additional amounts in respect of any such change for any period ending prior to the date that is 90 days prior to the giving of the notice of the determination of such additional amounts (unless such period shall have commenced after the date that the Lender notified the Company of the possibility that additional amounts may be payable as a result of such change), except, if such change shall have been imposed retroactively, for the period from the effective date of such change to the date that is 90 days after the first date on which the Lender reasonably should have had knowledge of such change. If the Lender makes such demand for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed conclusive if reasonably determined. If any changes giving rise to Lender's demand for compensation are subsequently modified, amended or repealed with effect of reducing or eliminating the increased costs to Lender or the reduction in interest or principal received or receivable by Lender, then Lender shall promptly give notice thereof to the Company.

Section 2.8. Change in Capital Adequacy Requirements. If the Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender (or any of its branches or any corporation having control of the Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to liquidity and capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) days after demand by the Lender, the Company shall pay to the Lender such additional amount or amounts reasonably determined by the Lender as will compensate the Lender for the reduction; provided, however, that the Company shall not be required to pay such additional amounts in respect of any such adoption or change for any period ending prior to the date that is 90 days prior to the giving of the notice of the determination of such additional amounts (unless such period shall have commenced after the date that the Lender notified the Company of the possibility that additional amounts may be payable as a result of such adoption or change), except, if such adoption or change shall have been imposed retroactively, for the period from the effective date of such adoption or change to the date that is 90 days after the first date on which the Lender reasonably should have had knowledge of such adoption or change. If the Lender makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the reduction as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed conclusive if reasonably determined. If any changes giving rise to Lender's demand for compensation are subsequently modified, amended or repealed with effect of reducing or eliminating the increased costs to Lender or the reduction in interest or principal received or receivable by Lender, then Lender shall promptly give notice thereof to the Company.

         Section 2.9. Funding Indemnity. In the event the Lender shall incur any loss, cost or expense (including, without limitation, any loss (excluding loss of profit), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted to be acquired by the Lender to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Lender) as a result of:

         (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

         (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon demand of the Lender, the Company shall pay to the Lender such amount as will reimburse the Lender for such reasonable loss, cost or expense (such loss, cost or expense will not include any allocated salary of employees of the Lender). If the Lender requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed conclusive if reasonably determined.

         Section 2.10. Lending Branch. The Lender may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such branches or offices as such Lender may from time to time elect; provided, however, that the designation of a new lending office or branch by the Lender shall not make operable the provisions of Section 2.7 or entitle the Lender to make a claim under Sections, 2.5, 2.6, 2.7 or 2.8 if such operability of such clause or such claim results solely from such designation and not from any adoption or change specified in the applicable section subsequent to such designation.

         Section 2.11. Discretion of Lender as to Manner of Funding Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of its
Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.7, 2.8 and 2.9 hereof) shall be made as if such Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR

Portion, having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.

         Section 2.12. Lender's Duty to Mitigate. Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under Section 2.5, 2.6 or 2.7 hereof, the Lender will, after notice to the Company, to the extent not inconsistent with the Lender's internal policies and customary business practices, use its best efforts to make, fund or maintain the affected LIBOR Portion, through another lending office of the Lender if as a result thereof the unlawfulness which would otherwise require payment of such Portion pursuant to Section 2.5 hereof would cease to exist or the circumstances which would otherwise terminate the Lender's obligation to make such Portion under
Section 2.6 hereof would cease to exist or the increased costs which would otherwise be required to be paid in respect of such Portion pursuant to Section
2.7 hereof would be materially reduced, and if determined by the Lender, in its sole discretion, the making, funding or maintaining of such Portion through such other lending office would not otherwise adversely affect such Portion.

         SECTION 3.  FEES. PREPAYMENTS AND PAYMENTS

         Section 3.1. Closing Fee. On the date of this Agreement the Company shall pay to the Lender a one time non-refundable fee equal to $75,000, as and for a closing fee.

         Section 3.2. Commitment Fee. For the period commencing on the date of this Agreement to and including the Termination Date, the Company shall pay to the Lender a commitment fee at a rate per annum equal to three-tenths percent (0.30%) per annum on the average daily unused amount of the Reducing Revolving Credit Commitment hereunder, such fee to be payable on December 31, 1998 and on the last day of March, June, September, and December thereafter to and including, and on, the Termination Date.

         Section 3.3. Mandatory Prepayments. Borrower shall repay (which, for purposes of this Agreement shall be prepayment) immediately, without notice or demand, the principal of the Note to the extent that the Loans then outstanding exceed the Reducing Revolving Credit Commitment as so reduced on such date.

         Section 3.4.  Voluntary Prepayments.

         (a) The Company shall have the privilege of prepaying, and in whole or in part (but, if in part, then in an amount not less than $100,000) the Domestic Rate Portion of the Note at any time upon notice to the Lender prior to 11:00 a.m. (Des Moines time) on the date fixed for prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

         (b) The Company may prepay any LIBOR Portion of the Note only on the last date of the then applicable Interest Period, in whole or in part (but, if in part, then in an amount not less than $250,000 or such greater amount which is an integral multiple of $50,000) upon two (2) Business Days' prior written notice to the Lender (which notice shall be irrevocable once given, must be received by the Lender no later than 11:00 a.m. (Des Moines time) on the second Business Day preceding the date of such prepayment and shall specify the amount to be prepaid); provided, however, that the outstanding principal amount of any LIBOR Portion applicable to the Note prepaid in part shall not be less than $50,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

         Section 3.5.  Commitment Reductions.

         (a) Optional Reduction. The Company shall have the right as of the end of any monthly accounting period, upon five (5) Business Days' prior notice to the Lender, to terminate without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $1,000,000) the Reducing Revolving Credit Commitment, provided that the Reducing Revolving Credit Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated.

         (b) Mandatory Reduction. The Reducing Revolving Credit Commitment shall be permanently reduced on the date of any principal payment made by the Company on the Senior Notes, including any optional or required prepayment, or any purchase of the Senior Notes by the Company or it Subsidiaries, by an amount that equals a product of (i) a fraction, the numerator of which is the principal amount of Senior Notes so paid or purchased, and the denominator of which is the total principal amount of the Senior Notes then outstanding immediately prior to such payment or purchase, times (ii) the Reducing Revolving Credit Commitment then in effect.

         Section 3.6. Place and Application of Payments and Collections. All payments of principal, interest, and all other Obligations payable hereunder shall be made to the Lender at its principal office in Chicago, Illinois, no later than 1:00 p.m. (Des Moines time) on the date any such payment is due and payable. Payments received by the Lender after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed or measured by the net income of the Lender). Unless the Company otherwise directs, principal payments shall be first applied to the Domestic Rate Portion of the Note until payment in full thereof, with any balance applied to the LIBOR Rate Portions of the Note in the order in which their Interest Periods expire. All payments (whether voluntary or required) shall be accompanied by any amount due the Lender under Section 2.9 hereof, but no acceptance of such a payment without requiring payment of amounts due under
Section 2.9 shall preclude a later demand by the Lender for any amount due them under Section 2.9 in respect of such payment. Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Note shall be applied as follows:

         (a) first, to the payment of any outstanding costs and expenses reasonably incurred by the Lender in protecting, preserving or enforcing rights under this Agreement, or the Note and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 9.4 hereof;

         (b) second, to the payment of any outstanding interest or other fees or amounts due under the Note or this Agreement;

         (c) third, to the payment of the principal of the Note;

         (d) forth, to the Lender in accord with the amounts of any other indebtedness, obligations or liabilities of the Company owing to the Lender unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

         (e) fifth, to the Company or whoever may be lawfully entitled thereto.

         Section 3.7. Notations. All advances made against the Note, the status of all amounts evidenced by the Note as constituting part of a Domestic Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Lender on its books or, at its option in any instance, endorsed on the reverse side of the Note and the unpaid principal balances and status, rates and Interest Periods so recorded or endorsed by the Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the borrowings evidenced thereby and the interest rates and Interest Periods applicable thereto. Prior to any negotiation of the Note, the Lender shall endorse thereon the status of all amounts evidenced thereby as constituting part of a Domestic Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable thereto.

SECTION 4.    DEFINITIONS, INTERPRETATION.

         Section 4.1. Definitions The following terms when used herein shall have the following meanings:

         "Adjusted LIBOR" means a rate per annum determined by the Lender pursuant to the following formula:

                           Adjusted LIBOR=                  LIBOR

                                                   -------------------------
                                                   100% - Reserve Percentage

         "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, which shall remain the same throughout the Interest Period notwithstanding any amendments to such reserve requirement by such Board or its successor. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D. "LIBOR" means, for each Interest Period (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Lender at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the London interbank eurodollar market selected by the Lender for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Lender during such Interest Period . "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits. Each determination of LIBOR made by the Lender shall be conclusive and binding absent manifest error.

"Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

"Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

"Asset Disposition" means any Transfer except:

                  (a) any

                           (i) Transfer from a Subsidiary to the Company or a
                  Wholly-Owned Subsidiary;

                           (ii) Transfer from the Company to a Wholly-Owned
                  Subsidiary; and

                           (iii) Transfer from the Company to a Subsidiary
                  (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and

                  (b) any Transfer made in the ordinary course of business other than any Transfer of accounts receivable.

"Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2 hereof, or on any update of any such list provided by the Company to the Lender, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Lender.

"Business Day" means a day (other than a Saturday or Sunday) on which the Lender is not authorized or required to close, and, when used with respect to LIBOR Portions, a day when the Lender is also dealing in United States Dollar deposits in London, England or Nassau, Bahamas.

"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

"Cash Flow Leverage Ratio" means, as of any time the same is to be determined, the ratio of Debt of the Company then outstanding to EBITDA of the Company for the preceding four fiscal quarters of the Company then ended.

"Change in Control" means any of the following events or circumstances:

                           (i) the failure of MidAmerican Energy Holdings
                  Company, or after the consummation of the Merger, CalEnergy Company, Inc., or its successors or ultimate parent, to own and control (directly or indirectly) (A) prior to an IPO, greater than 50% (in the aggregate) of the Company's shares of voting stock outstanding, or (B) on or after the consummation of an IPO, at least 25% (in the aggregate) of the Company's shares of voting stock outstanding, or

                           (ii) any Person, on or after the consummation of an
                  IPO, owns or controls (directly or indirectly) more shares of the outstanding voting stock of the Company than is owned or controlled (directly or indirectly) by MidAmerican Energy Holdings Company or, after consummation of the Merger, CalEnergy Company, Inc. "IPO" means the initial public offering by the Company of its voting shares of common stock.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"Company" is defined in the introductory paragraph hereof.

"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

"Consolidated Net Worth" means, at any time,

                  (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of the paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as such amounts would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, minus

                  (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

"Consolidated Total Assets" means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

"Consolidated Total Capitalization" means, at any time, the sum of Consolidated Net Worth and Consolidated Total Debt.

"Consolidated Total Debt" means, as of any date of determination, the total of all Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

"Control Event" means (i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

         (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or

         (iii) on or after the consummation of an IPO, the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

"Debt" with respect to any Person means, at any time, without duplication,

                  (a)      its liabilities for borrowed money;

                  (b) its liabilities determined in accordance with GAAP for the deferred purchase price of property acquired by such Person (excluding any part of such deferred purchase price payable in equity interest of such Person and excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof; and

                  (g) any liabilities of a type described in any of clauses (a) through (f) hereof of such Person resulting from such Person being a general partner or member of a joint venture, whether by provision of applicable law, contract or otherwise.

"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

"Disposition Value" means, at any time, with respect to any property

                  (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and

                  (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

"Distribution" means, in respect of any corporation, association or other business entity:

                  (a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

                  (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

"Domestic Rate" means, for any day, the rate most recently published as the "prime rate" in The Wall Street Journal as being the base rate on corporate loans posted by at least 75% of the nation's 30 largest bank (or the average, if more than one rate is published) or as that computation of "prime rate" may be reformulated by The Wall Street Journal in the future, any such reformulation, however, being subject to the approval thereof by the Lender. In the event such prime rate ceases to be published or in the event the Lender does not approve a reformulation, the "Domestic Rate" shall mean the rate of interest announced by the Lender from time to time as its prime commercial rate or most closely equivalent publicly announced rate, as in effect on such day.

"Domestic Rate Margin" means zero percent (0%) per annum.

"EBITDA" means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of all
(a) Interest Charges during such period, (b) income taxes of the Company and its Subsidiaries during such period, and (c) amortization and depreciation expense of the Company and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

"Environmental Laws" means any and all Federal, state, local and foreign laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

"European Community Countries" means Belgium, Denmark, France, Germany, Ireland, Luxembourg, Netherlands, Spain and the United Kingdom.

"Event of Default" means any event or condition identified in Section 8 hereof.

"Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

"Governmental Authority" means

                  (a) the government of the United States of America or any State or other political subdivision thereof, or

                  (b) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

                  (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

"Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

"Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with
GAAP): (a) all interest in respect of Debt of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period, all determined in accordance with GAAP.

"Interest Charges Coverage Ratio" means, at any time, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Interest Charges for such period.

"Interest Period means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that, the foregoing provision relating to Interest Period is subject to the following:

         (i) if any Interest Period would otherwise end on a day which is not a Business Day that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business day;

         (ii) no Interest Period may extend beyond the final maturity date of the applicable Note;

         (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

         (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

"Investment" means any investment, made in cash or by delivery of property, by the Company or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property.

"Lender" means La Salle National Bank, and any of its successors or assigns.

"LIBOR MARGIN" means the then applicable per annum percentage calculated at the times and in the manner described in Section 2.4(b) hereof.

"Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

"Loan Documents" means this Agreement and the Note.

"Loans" is defined in Section 1.2 hereof.

"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, profits, prospects or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Note and any other Loan Document, or (c) the validity or enforceability of this Agreement, the Note or any other Loan Document.

"Merger" means the contemplated merger between MidAmerican Energy Holdings Company and CalEnergy Company, Inc. described in MidAmerican Energy Holdings Company's Current Report on Form 8-K dated August 11, 1998 pursuant to which, among other things, CalEnergy Company, Inc. will reincorporate in the State of Iowa and change its name to MidAmerican Energy Holdings Company. The Merger shall not constitute or be deemed to be a Change in Control under this Agreement.

"MidAmerican Energy Holdings Company" means MidAmerican Energy Holdings Company, an Iowa corporation, the beneficial owner of 100% of the outstanding capital stock of the Company.

"Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

"Net Proceeds Amount" means, with respect to any Transfer of any Property by any Person, an amount equal to the difference of

                  (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

                  (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

"Net Proceeds of Capital Stock" means, with respect to any period, cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses), received by the Company and its Subsidiaries during such period, from the sale of all capital stock (other than Redeemable capital stock) of the Company.

"Note" means the Revolving Credit Note.

"Obligations" means all obligations of the Company to pay principal and interest on the Loans and all fees and charges payable hereunder, and all other payment obligations of the Company arising under or relating to any Loan Document, in each case, whether direct or indirect absolute or contingent, due or to become due, and whether now existing or hereafter arising and howsoever held, evidenced or acquired.

"Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

"Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

"Priority Debt" means, without duplication, the sum of (a) all Debt of the Company secured by any Lien with respect to any property owned by the Company or any of its Subsidiaries, (b) all Debt of Subsidiaries (except Debt owed to the Company or a Wholly-Owned Subsidiary).

"property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

"Property Reinvestment Application" means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Subsidiary of long-term assets of a similar nature.

"Redeemable" means, with respect to the capital stock of any Person, each share of such Person's capital stock that is:

                   (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or

                  (b) convertible into other Redeemable capital stock.

"Reducing Revolving Credit" is defined in Section 1.1 hereof.

"Reducing Revolving Credit Commitment" shall mean the commitment of the Lender to make loans under the Reducing Revolving Credit in the respective amount set opposite the applicable time period, which amounts may be further reduced pursuant to Section 3.5 hereof:

Reducing Revolving                            Time Period
 Credit Commitment                       -----------------------
------------------                        (Dates are inclusive)

   $25,000,000          Commencing day of Close and ending May 12, 1999

   $23,500,000          Commencing May 13, 1999 and ending November 12, 1999

   $22,000.000          Commencing November 13, 1999 and ending May 12, 2000

   $20,500,000          Commencing May 13, 2000 and ending November 12, 2000

   $19,000,000          Commencing November 13, 2000 and ending May 12, 2001

   $17,500,000          Commencing May 13, 2001 and ending November 12, 2001

   $16,000.000          Commencing November 13, 2001 and ending May 12, 2002

   $14,500,000          Commencing May 13, 2002 and ending November 12, 2002

   $13,000,000          Commencing November 13, 2002 and ending May 12, 2003

   $11,500,000          Commencing May 13, 2003 and ending November 12, 2003

"Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

"Restricted Investments" means all Investments except the following:

                   (a) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

                   (b) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof, excluding, however, Investments which constitute derivative securities such as mortgage-backed "Ios" or "Pos" and mortgage pass-through certificates or Investments of a similar nature or type;

                   (c) Investments in certificates of deposit or similar instruments maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the:

                            (i) United States or any state thereof, having
                  capital, surplus and undivided profits aggregating at least $1,000,000,000 and whose long-term certificates of deposit or similar instruments are, at the time of acquisition thereof by the Company or a Subsidiary, rated A or better by S&P, Duff & Phelps or Fitch Investors' Service Incorporated or A2 or better by Moody's; or

                           (ii) Canada, any European Community Country, Japan or
                  any other country, having capital, surplus and undivided profits aggregating at least $1,000,000,000 and whose commercial paper is, at the time of acquisition thereof by the Company or a Subsidiary, rated a-1 or better by S&P or P1 or better by Moody's or whose long-term certificates of deposit or similar instruments are, at the time of acquisition thereof by the Company or a Subsidiary, rated AA or better by S&P or Aa2 or better by Moody's;

                   (d) Investments in master note or deposit arrangements or money market programs which invest solely in Securities of the type described in the subparagraphs (a), (b) or (c) hereof;

                   (e) Investments in money market programs of Investment Companies which, at the time of acquisition by the Company or any Subsidiary, are rated A-1 or better by S&P or P-1 or better by Moody's or, if such money market programs are not rated, a substantial majority of the Investments of such money market programs are rated A-1 or better by S&P or P-1 or better by Moody's;

                   (f) Investments by the Company and its Subsidiaries in and to Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, will become a Subsidiary;

                   (g) loans or advances of sales commissions and expenses in the usual and ordinary course of business to real estate sales agents which are incidental to carrying on the business of the Company or any Subsidiary;

                   (h) Investments existing on the date of the Closing and disclosed in Schedule 7.13;

                   (i) Investments in Repurchase Agreements;

                   (j) loans or advances to MidAmerican Energy Holdings Company or any of its Affiliates, provided that the aggregate principal amount of all such loans or advances shall not exceed $10,000,000, and provided further that any such loans or advances constituting daily sweeps of any bank accounts of the Company or any Subsidiary solely for cash management purposes shall not be subject to such $10,000,000 limit.

                   (k) Investments in Swaps or interest rate agreements designed to protect the Company and its Subsidiaries against (i) fluctuations in interest rates in respect of Debt incurred or to be incurred, which obligations do not exceed the aggregate principal amount of such Debt, or (ii) fluctuations in the value of Investments in fixed-rate Securities resulting from a change in interest rates, in each case entered into in the ordinary course of business and not for speculation, provided that the long-term senior unsecured debt obligations of the counterparty to such Investments are rated, at the time of the making of such Investments, A- or better by S&P or A3 or better by Moody's; and

                   (l) Investments in joint ventures or other entities engaged in the same business as the Company and its Subsidiaries in which the Company and its Subsidiaries shall have an equity ownership interest of less than a majority of all outstanding equity ownership interests of such entities, provided that the aggregate amount of all such Investments shall not at any time exceed $10,000,000.

         As of any date of determination, each Restricted Investment shall be valued at the greater of:

                   (x) the amount at which such Restricted Investment is shown on the books of the Company or any of its Subsidiaries (or zero if such Restricted Investment is not shown on any such books); and

                   (y)     either

                   (i) in the case of any Guaranty of the obligation of any Person, the amount which the Company or any of its Subsidiaries has paid on account of such obligation less any recoupment by the Company or such Subsidiary of any such payments, or

                  (ii) in the case of any other Restricted Investment, the excess of (x) the greater of (A) the amount originally entered on the books of the Company or any of its Subsidiaries with respect thereto and (B) the cost thereof to the Company or its Subsidiary over (y) any return of capital (after income taxes applicable thereto) upon such Restricted Investment through the sale or other liquidation thereof or part thereof or otherwise.

         As used in this definition of "Restricted Investments":

                  "Acceptable Bank" means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $1,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

                  "Acceptable Broker-Dealer" means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by

         S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Repurchase Agreement" means any written agreement

                   (a) That provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

                   (b) in respect of which the Company or such Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

                   (c) in connection with which the Company or such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

"Restricted Payment" means

                   (a) any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock, and

                   (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred.

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

"Revolving Credit Note" is defined in Section 1.2 hereof.

"Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

"Senior Notes" means the 7.12% Senior Notes due November 1, 2010, issued under that certain Note Purchase Agreement dated as of November 1, 1998 between the Company and the purchasers parties thereto.

"Subordinated Debt" means any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Note.

"Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

"Subsidiary Stock" means, with respect to any Person, the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Subsidiary of such Person.

"Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.

"Swap Transaction" means the Swap Transaction No. INF 8479, between the Company and the Lender, and any renewals, extensions and modifications thereof, and any future Swap Transaction between the Company and the Lender.

"Termination Date" means (i) November 12, 2003, or (ii) such earlier date on which the Revolving Credit is terminated pursuant to Section 8 hereof.

"Transfer" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount.

"Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

         Section 4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Des Moines, Iowa, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Lender as follows:

         Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Note and to perform the provisions hereof and thereof.

         Section 5.2. Authorization, Etc. This Agreement, the Note and the other Loan Documents have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Note constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.3. Disclosure. The Company, through its agent, Warburg Dillon Read LLC, has delivered to the Lender a copy of a Private Placement Memorandum, dated August, 1998 (the "Memorandum"), relating to certain transactions. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and of its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings, delivered to the Lender by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. In addition to the Memorandum and the other documents listed in Schedule 5.3 hereto, the Company has delivered to the Lender, MidAmerican Energy Holdings Company's Current Report on Form 8-K, dated August 11, 1998, describing the Merger. Since June 30, 1998, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any of its Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to the Lender by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

         Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

         (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

         (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

         (d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

         Section 5.5. Financial Statements. The Company has delivered to the Lender copies of the financial statements listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and note) fairly present in all material respects the consolidated financial position of the respective companies and their subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the note thereto; provided, however, that the financial statements titled "AmerUS Home Service, Inc. and Subsidiaries" contain the financial information of Home Real Estate Company of Omaha and First Edina Realty Mortgage L.L.C., entities which were a subsidiary or joint venture of AmerUs Home Services, Inc. or its subsidiaries on December 31, 1997 but which are not a subsidiary or joint venture on the date hereof; and provided further that the financial statements of AmerUs Home Service, Inc. reflect minority interests which were redeemed prior to the date hereof; and provided further that the financial statements of AmerUs Home Services, Inc. include revenues from the management of real estate development operations which have been discontinued; and provided further that the financial statements of CBS Real Estate Co. include investments in Georgetowne Development, Ltd., ComFed-Dodge Fund VII Ltd. Partnership and Plum Creek L.L.C. which were owned by CBS Real Estate Co. on December 31, 1997 but were disposed of prior to the date hereof; and provided further that the effect of the foregoing changes on the financial statements listed on schedule 5.5 are excluded from the representations and warranties made herein.

         Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Note and the other Loan Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

         Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Note.

         Section 5.8. Litigation; Observance of Agreements; Statutes and Orders.
(a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns (individually or on a consolidated basis) that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns (individually or on a consolidated basis), individually or on a consolidated basis, and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Company does not have any income tax liabilities for any fiscal year ending on or prior to December 31, 1997. The Federal income tax liabilities of the Company's Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1994.

        Section 5.10. Title to Property Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

        Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

                   (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

                   (b) to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

                   (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

        Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

         (b) For each Plan that is a pension plan within the meaning of Section 3(2) of ERISA, the accumulated benefit obligation did not exceed the fair market value of the Plan's assets. For this purpose, "Accumulated benefit obligation" shall have the meaning given to that term in paragraph 18 of Statement of Financial Accounting Standards No. 87.

         (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under
Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

         (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

         (e) The execution and delivery of this Agreement and the issuance of the Note hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

        Section 5.13. Existing Debt; Future Liens. (a) Schedule 5.13 sets forth a complete and correct list of all outstanding Consolidated Debt and Priority Debt of the Company and its Subsidiaries as of August 31, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary that could be reasonably be expected to result in a Material Adverse Effect and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

                  (b) Except as disclosed in Schedule 5.13, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by
Section 7.14.

        Section 5.14. Foreign Assets Control Regulations, Etc. Neither the issuance of the Note by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

        Section 5.15. Status under Certain Statutes. Neither the Company nor any Subsidiary is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holdings Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

        Section 5.16. Environmental Matters. Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Lender in writing:

                   (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

                   (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                   (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental

         Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

         Section 5.17. Issuance of Senior Note. The issuance of the Senior Notes by the Company has been consummated in accordance with the provisions of the Note Purchase Agreement dated as of November 1, 1998 between the Company and the purchasers parties thereto and all statutory, corporate and contractual conditions and requirements relating to or arising therefrom have been satisfied.

         Section 5.18. Full Disclosure. The statements and other information furnished to the Lender in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Lender to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of the circumstances under which they were made, the Lender acknowledging that as to any projections furnished to the Lender, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

         Section 5.19. Margin Stock. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation of the Board of Governors of the Federal Reserve System), and not part of the proceeds of any Loan hereunder will be used to purchase or carry any such Margin Stock or extend credit to others for the purpose of purchasing or carrying any such Margin Stock.

         Section 5.20. Year 2000. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and have made related appropriate inquiry of material suppliers and vendors. Based on such review and program, the Company believes that the "Year 2000 Problem" will not have a Material Adverse Effect on the Company. From time to time, at the request of the Bank, the Company and its Subsidiaries shall provide to the Bank such updated information or documentation as is reasonably requested regarding the status of their efforts to address the "Year 2000 Problem".

SECTION 6.  CONDITIONS PRECEDENT.

         The obligation of the Lender to make any Loan pursuant hereto shall be subject to the following conditions precedent:

         Section 6.1. All Advances. As of the time of the making of each Loan (including the initial Loan):

         (a) each of the representations and warranties set forth in Section 5 hereof (except those set forth in Sections 5.2 through 5.5, 5.13, 5.14, 5.17 and 5.18) and in the other Loan Documents shall be true and correct as of said time, except that the representations and warranties made under Section 5.5 shall be deemed to refer to the most recent financial statements of the Company furnished to the Lender pursuant to Section 7.1 hereof;

         (b) the Company and each Subsidiary shall be in full compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing;

         (c) after giving effect to the making of such Loan the aggregate principal amount of all Loans shall not exceed the Reducing Revolving Credit Commitment then in effect;

         (d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The execution and delivery of the Note or the request for any Loan pursuant hereto shall be and constitute the Company's warranty as to the foregoing effects.

         Section 6.2. Initial Advance. At or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:

         (a) the Lender shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Lender and the Lender:

                  (i) the Note;

                  (ii) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives;

                  (iii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Lender or its counsel may reasonably request;

                  (iv) an opinion of Borrower's counsel in a form satisfactory to the Lender and its counsel.

         (b) legal matters incident to the execution and delivery of this Agreement, the other Loan Documents and to the transactions contemplated hereby and thereby shall be satisfactory to the Lender and its counsel;

         (c) the Lender shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company;

         (d) the Lender shall have received a certificate of existence for the Company (dated as of the date no earlier than fifteen (15) days prior to the date hereof) from the Office of the Secretary of State of Iowa and each state in which it is qualified to do business as a foreign corporation; and

         (e) the Lender shall have received such other agreements; instruments documents, certificates and opinions as the Lender may reasonably request.

SECTION 7.  COVENANTS.

         The Company agrees that, so long as any amount remains unpaid on the Note or any credit is available to or in use by the Company hereunder, except to the extent compliance in any case is waived in writing by the Lender:

Section 7.1.Financial and Business Information. The Company shall deliver to the
Lender:

                   (a) Quarterly Statements -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries as at the end of such quarter, and

                           (ii) consolidated statements of income, changes in
                  shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case commencing with the quarter ended September 30, 1999 in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q, if any, prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

                   (b) Annual Statements -- within 105 days after the end of each fiscal year of the Company, duplicate copies of,

                           (i) a consolidated balance sheet of the Company and
                  its Subsidiaries, as at the end of such year, and

                           (ii) consolidated statements of income, changes in
                  shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case, commencing with the year ended December 31, 1999, in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

                                     (A) an opinion thereon of independent
                           certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

                                     (B) a certificate of such accountants
                           stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K, for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

                   (c) SEC and Other Reports, if any, -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

                   (d) Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in
         Section 8.1(f), a written notice
         specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                   (e) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

                            (i) with respect to any Plan, any reportable event,
                  as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

                           (ii) the taking by the PBGC of steps to institute, or
                  the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

                          (iii) any event, transaction or condition that could
                  result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

                   (f) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

                   (g) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Note as from time to time may be reasonably requested by the Lender.

         Section 7.2. Officer's Certificate. Each set of financial statements delivered to the Lender pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

                   (a) Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

                   (b) Cash Flow Leverage Ratio - the information (including detailed calculations) required in order to establish the Cash Flow Leverage Rate for the preceding four fiscal quarters then ended.

                   (c) Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

         Section 7.3. Inspection. The Company shall permit the representatives of the Lender:

                   (a) No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing so long as such representatives are bound to the provisions of Section
         9.15 hereof; and

                   (b) Default - if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

         Section 7.4. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 7.5. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

         Section 7.6. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 7.7. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all tax returns, individually or on a consolidated basis, required to be filed in any jurisdiction and to pay and discharge, individually or on a consolidated basis, all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         Section 7.8. Corporate Existence, Etc. Subject to Sections 7.15 and 7.16, the Company will at all times preserve and keep in full force and effect its corporate existence, and the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

         Section 7.9. Consolidated Net Worth. The Company will maintain, at the end of each fiscal quarter, Consolidated Net Worth at an amount not less than the sum of (a) $25,500,000, plus (b) an aggregate amount equal to 25% of its Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal year beginning with the fiscal year ended December 31, 1998.

        Section 7.10. Interest Charges Coverage Ratio. The Company will not at any time permit the Interest Charges Coverage Ratio for any period of four consecutive fiscal quarters ending during the periods specified below to be less than the ratio set forth opposite such period:

                                  PERIOD RATIO

   From the date of the Closing through June 30, 1999             2.25 to 1


   From July 1, 1999 and thereafter                               2.50 to 1

        Section 7.11. Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Debt, unless on the date the Company or such Subsidiary becomes liable with respect to any such Debt and immediately after giving effect thereto and the concurrent retirement of any other Debt,

                  (a) no Default or Event of Default exists, and

                  (b) Consolidated Total Debt does not exceed 65% of Consolidated Total Capitalization.

For the purposes of this Section 7.11, any Person becoming a Subsidiary after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Debt, and any Person extending, renewing or refunding any Debt shall be deemed to have incurred such Debt at the time of such extension, renewal or refunding.

         Section 7.12. Priority Debt. The Company will not at any time permit Priority Debt to exceed the greater (a) $7,500,000, or (b) 15% of Consolidated Net Worth.

         Section 7.13. Restricted Payments and Restricted Investments.

         (a) Limitation. The Company will not, and will not permit any of its Subsidiaries to, declare, make or incur any liability to make any Restricted Payment or make or authorize any Restricted Investment unless immediately after giving effect to such action:

                  (i) the sum of (x) the aggregate value of all Restricted Investments of the Company and its Subsidiaries (valued immediately after such action), plus (y) the aggregate amount of Restricted Payments of the Company and its Subsidiaries declared or made during the period commencing on June 30, 1998 and ending on the date such Restricted Payment or Restricted Investment is declared or made, inclusive, would not exceed the sum of

                           (A) $5,000,000, plus

                           (B) 75% of Consolidated Net Income for such period
                  (or minus 100% of Consolidated Net Income for such period if Consolidated Net Income for such period is a loss), plus

                           (C) the aggregate amount of Net Proceeds of Capital
                  Stock for such period; and


                  (ii) no Default or Event of Default would exist.

                  (b) Time of Payment. The Company will not, nor will it permit any of its Subsidiaries to, authorize a Restricted Payment that is not payable within 60 days of authorization.

        Section 7.14. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Note will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Lender and, in any such case, the Note shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Note may be entitled under applicable law, of an equitable Lien on such property), except:

                   (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen incurred in the ordinary course of business, provided payment thereof is not at the time required by Section 7.7;

                   (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that the Company or such

         Subsidiary maintains any and all reserves which may be required under GAAP in connection with any claims secured by such Liens described in this Section 7.14 (b);

                   (c) Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially impair their use in the operation of the business of the Company and its Subsidiaries;

                   (d) Liens existing as of the date hereof and reflected in
         Schedule 7.14 hereto;

                   (e) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and for which appropriate reserves have been establish;

                   (f) Liens incurred after the date hereof given to secure the payment of the purchase price of fixed assets acquired or purchased in the ordinary course of business by the Company or any Subsidiary to be used in carrying on the business of the Company or a Subsidiary, provided that (i) the Lien shall attach solely to the fixed assets purchased or acquired, (ii) at the time of the purchase or acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets shall not exceed an amount equal to 100% of the lesser of the total purchase price or Fair Market Value at the time of purchase or acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and
         (iii) the aggregate principal amount of Debt secured by such Lien is permitted by Sections 7.10 and 7.11; and

                  (g) any Lien extending, renewing or replacing any Lien permitted by the immediately preceding subparagraphs (a) through (f), inclusive, of this Section 7.14, provided that (i) the aggregate principal amount of Debt secured by such Lien immediately prior to such extension, renewal or replacement is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, except for the substitution of property of a similar nature and equal or lesser value than the property securing the Lien immediately prior to such extension, renewal or replacement, and (iii) the aggregate principal amount of Debt being extended, renewed or replaced is permitted by Sections 7.10 and 7.11;

For the purposes of this Section 7.14, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

        Section 7.15. Merger, Consolidation, etc. The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, the Company or a Wholly-Owned Subsidiary or Affiliate of the Company and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 7.16, provided that the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

                   (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the "Successor Corporation"), shall be a solvent corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

                   (b) if the Company is not the Successor Corporation, such corporation shall have executed and delivered to the holder of the Note its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Note (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Lender), and the Company shall have caused to be delivered to the holder of the Note an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Lender, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

                   (c) immediately after giving effect to such transaction:

                           (i) no Default or Event of Default would exist, and

                           (ii) the Successor Corporation would be permitted by
                  the provisions of Section 7.11 hereof to incur at least $1.00 of additional Debt owing to a Person other than a Subsidiary of the Successor Corporation.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Note.

        Section 7.16. Sale of Assets, etc. Except as permitted under Section 7.15, the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

                   (a) in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary; and

                   (b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and

                   (c) immediately after giving effect to the Asset Disposition,

                           (i) the Disposition Value of all property that was
                  the subject of any Asset Disposition occurring in the period of 12 calendar months then next ended would not exceed 10% of Consolidated Total Assets as at the end of the most recently ended fiscal quarter of the Company: and

                           (ii) the Disposition Value of all property that was
                  the subject of any Asset Disposition occurring on or after the date of Closing would not exceed 25% of Consolidated Total Assets as at the end of the most recently ended fiscal quarter of the Company.

                            If the Net Proceeds Amount for any Transfer is
                  applied to a Property Reinvestment Application within 12 months before or after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 7.16 as of any date on or after the date of such Transfer, shall be deemed not to be an Asset Disposition.

        Section 7.17. Line of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be materially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

        Section 7.18. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

         Section 7.19. Amendment to Certificate of Incorporation The Company will not and will not permit any Subsidiary to amend its certificate of incorporation, articles of incorporation or bylaws if any such amendment alone or in conjunction with any other amendment or amendments would have a material adverse affect on the ability of the Company to discharge its obligations to Lender or on the ability of Lender to collect, realize upon, or enforce payment of any obligation to the Company to Lender.

         Section 7.20. Use of Proceeds. The proceeds of the Loans will be used to finance acquisitions and otherwise for the general corporate needs of the Company in the ordinary course of business.

         Section 7.21.  Pari Passu Rank with Other Senior Debt

         (a) The Obligations hereunder shall at all times rank pari passu with the Senior Notes and any other existing or future senior debt of the Company.

         (b) If the Company issues any additional senior debt it shall provide a copy of the applicable indenture or agreement and note to the Lender. If the Company enters into a supplemental indenture or similar agreement with respect to the Senior Notes, then the Company shall provide a copy of such agreement to the Lender.

         SECTION 8.  EVENTS OF DEFAULT AND REMEDIES

         Section 8.1. Events of Default. An "Event of Default" shall exist if any one or more of the following shall occur or be continuing:

                   (a) the Company defaults in the payment of any principal on the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                   (b) the Company defaults in the payment of any interest on the Note or any fee or other Obligation payable by the Company hereunder, under any other Loan Document or under any Swap Transaction for more than five Business Days after the same becomes due and payable; or

                   (c) the Company defaults in the performance of or compliance with any term contained in Section 7.9 through 7.18, inclusive; or

                   (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 8) or any other Loan Document or Swap Transaction and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from the Lender (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 8); or

                   (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

                   (f) (i) the Company or any Subsidiary is in default (as principal or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $3,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $3,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interest) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $3,000,000; or

                   (g) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

                   (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

                   (i) a final judgment or judgments for the payment of money aggregating in excess of $3,000,000 (to the extent such judgement or judgments are not covered by an insurance policy underwritten by a solvent insurer who has accepted in writing responsibility for such judgment or judgments) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

                   (j) If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) with respect to Plans that are pension plans within the meaning of Section 3(2) of ERISA whose accumulated benefit obligation (determined in accordance with Statement of Financial Accounting Standards No. 87) exceeds the fair market value of Plan assets, the aggregate shortfall shall exceed $3,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 8(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

         Section 8.2. Non-Bankruptcy Default Remedies. When an Event of Default described in Section 8.1 has occurred and is continuing (other than Event of Default described in clauses (g) and (h)), the Lender may, in each case, by notice to the Company, take either or both of the following actions:

                   (a) terminate the obligation of the Lender to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and

                   (b) declare the principal of and the accrued interest on the Note then outstanding to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

         Section 8.3. Bankruptcy Default Remedies. When any Event of Default described in clauses (g) or (h) of Section 8.1 has occurred and is continuing, then the Note then outstanding, including both principal and interest and all fees and charges payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate.

         SECTION 9.  MISCELLANEOUS.

         Section 9.1. Holidays. If any payment of principal or interest on the Note or any fee hereunder shall fall due on day which is not a Business Day, principal together with interest at the rate the Note bears for the period prior to maturity or any fee at the rate such fees accrues shall continue to accrue from the stated due date thereof to and including the next succeeding Business Day, on which the same is payable.

         Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Lender in the exercise of any owner or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any owner or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Lender are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 9.3. Waivers, Modifications and Amendments. Any provision hereof or of the Loan Documents may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Lender. No amendment, modification or waiver of the Loan Documents shall be effective without the prior written consent of the Lender.

         Section 9.4. Costs and Expenses. The Company agrees to pay on demand the reasonable costs and expenses of the Lender in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Lender, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated), and all costs and expenses (including reasonable attorneys' fees), if any, incurred by the Lender in connection with a default under or the enforcement of this Agreement, any other Loan Documents or any other instrument or document to be delivered hereunder or thereunder. Provided, however, the foregoing shall not include salaries, travel expenses and other-overhead of Lenders' employees. The Company agrees to indemnify and save the Lender harmless from any and all direct liabilities, losses, costs and expenses (collectively, "indemnified liabilities") incurred by the Lender in connection with any action, suit or proceeding brought against the Lender by any Person other than the Company (but excluding attorneys' fees for litigation solely between the Lender and any successor or nominee of the Lender or any other lender which may participate in any Loans or the Reducing Revolving Credit Commitment to which the Company is not a party) which arises out of the transactions contemplated or financed hereby or out of any action or inaction by the Lender hereunder or thereunder, except for such thereof as is caused by the negligence or willful misconduct of the party seeking to be indemnified. The provisions of this Section hereof shall survive payment of the Obligations.

         Section 9.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement, or the Loan Documents, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

         Section 9.6. Survival of Representations. All representations and warranties made herein or in any other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents and shall continue in full force and effect with respect to the date as of which they were made as long as any Loans or the Reducing Revolving Credit Commitment are in use or available hereunder.

         Section 9.7. Survival of Indemnities. All indemnities shall survive the termination of this Agreement and the payment of the Obligations.

         Section 9.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:


                To the Company at:

                Mid American Realty Services Company
                666 Grand Avenue
                Des Moines, Iowa  50303
                Attention:  Paul J. Leighton, Secretary and Assistant Treasurer
                Telephone:  (515) 281-4099
                Facsimile:  (515) 242-4080

                To the Lender at:

                La Salle National Bank
                135 S. La Salle
                Chicago, Illinois 60603
                Attention:  Kurt Gibson, Vice President
                Telephone:  (312) 904-2633
                Facsimile:  (312) 904-1338

                With a copy to:

                La Salle National Bank
                801 Grand, Suite 3150
                Des Moines, Iowa  50309
                Attention:  Kurt Gibson, Vice President
                Telephone:  (515) 698-8001
                Facsimile:  (515) 698-8017

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section.

         Section 9.9. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

         Section 9.10. Severability of Provisions. Any provision of this Agreement, which is unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement, the Note and other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement, the Note and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement, the Note or other Loan Documents invalid or unenforceable.

         Section 9.11. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

         Section 9.12. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company and to successors and assigns, and shall inure to the benefit of the Lender and the benefit of its successors and assigns, including any subsequent holder of an interest in the Note. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with the internal laws of the State of Iowa without regard to principles of conflicts of laws. The Company may not assign its rights hereunder without the written consent of the Lender.

         Section 9.13. Entire Understanding. This Agreement, together with the Note and other Loan Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

         Section 9.14. Participation. The Lender may grant participation in its extensions of credit hereunder to any other bank or other lending institution.

         Section 9.15. Confidentiality. The Lender shall hold in confidence any material information delivered or made available to them by the Company that is proprietary or confidential in nature. The foregoing to the contrary notwithstanding, nothing herein shall prevent the Lender from disclosing any information delivered or made available to it by the Company (i) to any other Person if reasonably incidental to the administration of the credit contemplated hereby, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as result of a disclosure by the Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Lender, or any of their respective Affiliates may be a party, along with the Company, or any of their respective Affiliates, (vi) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, the other Loan Documents or otherwise, ,(vii) to such Lender's legal counsel and financial consultants and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights under the credit contemplated hereby provided such participant or assignee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder. If the Lender receives a request or is aware of any requirement to turn over confidential or proprietary information pursuant to any order applicable to Lender or in response to any subpoena or other legal process or in connection with any litigation to which the Lender is a party, the Lender, to the extent permitted by law, will use reasonable efforts to notify the Company of any request or requirement prior to disclosing such confidential or proprietary information.

         Section 9.16. Change in Control. (a) Notice of Change in Control or Control Event. The Company will, within 1 Business Day after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to the Lender unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 9.16. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Note as described in subparagraph (c) of this Section 9.16 and shall be accompanied by the certificate described in subparagraph (g) of this Section 9.16. Any notice provided under this Section 9.16 shall at all times remain subject to the provisions of Section 9.15 hereof.

         (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to the Lender written notice containing and constituting an offer to prepay the Note as described in subparagraph (c) of this Section 9.16, accompanied by the certificate described in subparagraph (g) of the Section 9.16, and (ii) contemporaneously with such action, it prepays the Note.

         (c) Offer to Prepay the Note. The offer to prepay the Note contemplated by subparagraphs (a) and (b) of this Section 9.16 shall be an offer to prepay on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 9.16, such date shall be not less than 10 Business Days and not more than 20 Business Days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 15th Business day after the date of such offer).

         (d) Acceptance. The Lender may accept the offer to prepay made pursuant to this Section 9.16 by causing a notice of such acceptance to be delivered to the Company at least 3 Business Days prior to the Proposed Prepayment Date. A failure by the Lender to respond to an offer to prepay made pursuant to this
Section 9.16 shall be deemed to constitute an acceptance of such offer by the Lender.

         (e) Prepayment. Prepayment of the Note to be prepaid pursuant to this
Section 9.16 shall be at 100% of the principal amount of the Loans outstanding under such Note, plus the accrued interest on such Loans then outstanding, plus all fees, charges and other amounts payable hereunder and under the other Loan Documents, plus amounts payable under Section 2.9, if any. On the Business Day preceding the date of prepayment, the Company shall deliver to the Lender a statement showing the principal, interest, fees and charges due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 9.16.

         (f) Deferral Pending Change in Control. The obligation of the Company to prepay Note pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 9.16 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep the Lender reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 9.16 in respect of such Change in Control shall be deemed rescinded).

         (g) Officer's Certificate. Each offer to prepay the Note pursuant to this Section 9.16 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying:
(i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this
Section 9.16; (iii) the principal amount of the Note offered to be prepaid; (iv) the fees and charges due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; (v) the interest that would be due on the Note offered to be prepaid, accrued to the Proposed Prepayment Date; (vi) that the conditions of this Section 9.16 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

         (h) Termination of Credit. Upon a Change in Control, the Lender may, by notice to the Company, terminate the obligation of the Lender to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice. If the Lender shall terminate the credit hereunder and shall elect to accept the offer to prepay under (d) above, then this Agreement, the Reducing Revolving Credit and the other Loan Documents shall terminate effective upon such prepayment without further payment or liability on the part of the Company.

         SECTION 9.17. WAIVER OF JURY TRIAL. THE LENDER AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER OBLIGATIONS, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND THE COMPANY ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE COMPANY.

         IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

         Upon your acceptance hereof in the manner hereinafter set forth. This Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

         Dated in Des Moines, Iowa as of the 12th day of November, 1998.


                                            MidAmerican Realty Services Company



                                            By: /s/ Ronald J. Giaier
                                               -----------------------------
                                            Its: Treasurer
                                                ----------------------------



         Accepted and agreed to at Des Moines, Iowa as of the day and year last above written.

                                            LA SALLE NATIONAL BANK

                                            135 N. LaSalle
                                            Chicago, Illinois  60603


                                            By: /s/ Kurt A. Gibson
                                               -----------------------------
                                            Its: Vice President
                                                ----------------------------

                               Schedule 5.4(a)(i)
              Organization and Ownership of Shares of Subsidiaries


Subsidiary Name                      State of Organization        Percent Owned             Owner
CBS HOME Real Estate Company               Nebraska                    100%            Company

CBS Brokerage Systems, Inc.                Nebraska                   96.45%           CBS HOME Real Estate Company

Select Relocation Services, Inc.           Nebraska                    100%            CBS HOME Real Estate Company

Real Estate Referral Network, Inc.         Nebraska                    100%            CBS HOME Real Estate Company

Leasing Associates, Inc.                   Nebraska                    100%            CBS HOME Real Estate Company

MRT, Inc.                                  Nebraska                    100%            CBS HOME Real Estate Company

J.C. Nichols Residential, Inc.             Iowa                        100%            Company

Plaza Financial Services, L.L.C.           Kansas                      100%            J.C. Nichols Residential, Inc.

Plaza Mortgage Services, L.L.C.            Kansas                      100%            Plaza Financial Service

J.C. Nichols Alliance, Inc.                Kansas                      100%            J.C. Nichols Residential, Inc.

Iowa Realty, Co., Inc.                     Iowa                        100%            Company

Iowa Title Company                         Iowa                        100%            Iowa Realty Co., Inc.

Iowa Realty Insurance Agency, Inc.         Iowa                        100%            Iowa Realty Co., Inc.



IMO Co., Inc.                              Missouri                    100%            Iowa Realty Co., Inc.

Midland Escrow Services, Inc.              Iowa                        100%            Iowa Realty Co., Inc.

The Referral Co.                           Iowa                        100%            Iowa Realty Co., Inc.

First Realty, Ltd.                         Iowa                        100%            Iowa Realty Co., Inc.

Edina Financial Services, Inc.             Minnesota                   100%            Iowa Realty Co., Inc.

Edina Realty, Inc.                         Minnesota                   100%            Edina Financial Services, Inc.

Edina Realty Title, Inc.                   Minnesota                   100%            Edina Financial Services, Inc.

Edina Realty Insurance Agency, Inc.        Minnesota                   100%            Edina Financial Services, Inc.

Edina Realty Mortgage, Inc.                Minnesota                   100%            Edina Financial Services, Inc.

Edina Realty Inc.                          Wisconsin                   100%            Edina Realty, Inc., a Minnesota Corporation

                               Schedule 5.4(a)(ii)
                      Affiliates (Other than Subsidiaries)




                  A/C Security, Inc.
                  AmGas, Inc.
                  Bettendorf Lock & Security Services, Inc.
                  CBEC Railway Inc.
                  CHRS Inc.
                  Cimmred Leasing Company
                  Dakota Dunes Development Company
                  DCCO, Inc.
                  Diversified Electronics, Ltd.
                  Edina Realty Mortgage, L.L.C.
                  Home Real Estate, Inc. (Nebraska)
                  InterCoast Capital Company
                  InterCoast Energy Company
                  InterCoast Global Management, Inc.
                  InterCoast Power Company
                  InterCoast Power Marketing Company
                  InterCoast Sierra Power Company
                  InterCoast Trade & Resources Inc.
                  IWG Co. 8
                  MHC Investment Company
                  MidAmerican Capital Company
                  MidAmerican Energy Company
                  MidAmerican Energy Funding Company
                  MidAmerican Energy Holdings Company
                  MidAmerican Rail Inc.
                  MidAmerican Security Company
                  MidAmerican Services Company
                  Midwest Capital Group Inc.
                  MRT, Inc.
                  MWR Capital Inc.
                  Pro-Tec Alarm Systems & Service, Inc.
                  Sutton Security, Inc.
                  The Mortgage Group, L.L.C.
                  Title Information Services, L.L.C.
                  TTP, Inc. of South Dakota

                              Schedule 5.4(a)(iii)
                             Officers and Directors

Officers
Stanley J. Bright                 President and Chief Executive Officer
R. Michael Knapp                  Senior Vice President - Operations
Ronald J. Peltier                 Senior Vice President - Operations
Alan L. Wells                     Vice President and Chief Financial Officer
John A. Rasmussen, Jr.            Vice President and General Counsel
Ronald J. Giaier                  Treasurer and Assistant Secretary
Larry M. Smith                    Controller
Paul J. Leighton                  Secretary and Assistant Treasurer

Directors
Stanley J. Bright
R. Michael Knapp
Ronald J. Peltier
John A. Rasmussen, Jr.
Alan L. Wells

                                  Schedule 5.5
                              Financial Statements


Audited Consolidated Financial Statements and Consolidating Schedules of AmerUs Home Services, Inc. and Subsidiaries, December 31, 1997.

J.C. Nichols Real Estate and Subsidiary. Consolidated Financial Statements, June 30, 1998 and December 31, 1997.

CBS Real Estate Co. Financial Statements and Accountants Report for the Years Ended December 31, 1997, and 1996.

Home Real Estate Company of Omaha Financial Statements with Accountants Review Report for the Years Ended December 31, 1997 and 1996.

                                 Schedule 5.11
                            Licenses, Permits, Etc.



                                      None

                                  SCHEDULE 5.13
                    PRIORITY DEBT AND TOTAL CONSOLIDATED DEBT
                           (All figures as of 8/31/98)

CONSOLIDATED DEBT

THE COMPANY

Revolving Line of Credit owing to                      $46,862,000
  MidAmerican Energy Holding Company
  from the Company
Purchase Price contingency re: CBS Real                 $1,000,000
  Estate Company and J.C. Nichols Real Estate owed by the Company

PRIORITY DEBT

IOWA REALTY CO., INC. AND SUBSIDIARIES
Byers Non-Compete Agreement                               $766,392
Stacy Non-Compete Agreement                               $165,756

CBS HOME REAL ESTATE COMPANY
Revolving Line of Credit, Nebraska State Bank of          $577,850
  Omaha.  Debtor: The Mortgage Group, L.L.C. (50%
  Owned by CBS Home Real Estate Company)
  Guaranteed by CBS HOME Real Estate Company

J.C. NICHOLS RESIDENTIAL, INC.
Mercantile Bank, $2,000,000 line of credit                      $0
Eugene D. Brown Company                                   $200,000
Highwoods, Inc.                                           $440,347
Capitalized Leases described on Schedule 7.14             $ 56,204

PLAZA MORTGAGE SERVICES
Mercantile Bank, $7,000,000 Line of Credit              $1,212,769

TOTAL CONSOLIDATED DEBT                                             $51,281,318

TOTAL SUBSIDIARY (PRIORITY) DEBT                                    $ 3,419,318

                                  Schedule 7.13
                                   INVESTMENTS


J.C. Nichols Residential, Inc.
Reliance Relocation Services, Inc.                    3,000 shares common stock

Edina Realty, Inc.
The Realty Alliance, Inc.                            10,000 shares common stock
Reliance Relocation Services, Inc.                    3,000 shares Common Stock

Edina Realty Title, Inc.
Title Information Services, L.L.C.                    20% member

Iowa Title Company
Silver Screen Partners IV LP                          10 Units
Senior Income Fund, LP                                5,000 Units

IMO Co., Inc.
3600 S. National, Springfield, MO.

CBS HOME Real Estate Company
Home Real Estate, Inc. (Nebraska)                     25 shares
Realty Alliance, Inc.                                 10,000 shares
Reliance Relocation Services, Inc.                    3000 shares
NewCo. Investments, Inc.                              600 shares
The Mortgage Group, L.L.C.                            50% member

Edina Financial Services, Inc.
Edina Realty Mortgage, L.L.C.                         50% member
Unit 105, 40005 85th Ave. Onamia
Lot 2, block 1, Crossroads Center,
   2nd Addition, Scott County
3706 Logan Ave. N.
214 3rd Ave. NE
1045 Pike Lake Dr.
1271 Marion St.

Iowa Realty Co., Inc.
727 18th St.
2108 E. 25th St.
9611 Alpine St.

                                  Schedule 7.14
                                      Liens


Debtor: Plaza Mortgage Services L.L.C.
Secured Party:  Mercantile Bank ($7,000,000 line of credit)
Collateral: Residential first mortgages
Amount of Debt Secured:  $1,212,769 (8/31/98)

Debtor: J.C. Nichols Residential, Inc.
Secured Party:  Mercantile Bank ($2,000,000 line of credit)
Collateral: Pending sales
Amount of Debt Secured: $0 (8/31/98)

Debtor: J.C. Nichols Residential, Inc.
Creditor: Clune Equipment
Collateral: Various office equipment (capitalized lease)

Debtor: J.C. Nichols Residential, Inc. and Plaza Mortgage Services L.L.C.
Creditor:  Mid-Continent Leasing Service (lease sold to Peoples National Bank)
Collateral: Ricoh Copier (capitalized lease)

Debtor: J.C. Nichols Residential, Inc. and Plaza Mortgage Services, L.L.C.
Creditor: Allied Capital/College Leasing
Collateral: Konica Copier/Canon Fax (capitalized lease)

Debtor: J.C. Nichols Residential, Inc.
Creditor: Mid-Continent Leasing Service (lease sold to Mercantile Bank)
Collateral: Copiers (capitalized lease)

Debtor: Plaza Mortgage Services L.L.C.
Creditor: Aaron Rents
Collateral: Bookcase, file (capitalized lease)

Debtor: Plaza Mortgage Services L.L.C.
Creditor: Aaron Rents
Collateral: Executive desk, chairs, file (capitalized lease)